Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SMART FOR LIFE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To be Paid	Equity	Common Stock, par value $0.0001 per share(3)	Rule 457(c) and (h)	2,000,000	$1.12	$2,240,000	0.0000927	$207.65
	Total Offering Amounts					$2,240,000		$207.65
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$207.65

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement covers any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2020 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock reported on The Nasdaq Capital Market on February 23, 2022.

(3)	Represents shares of common stock reserved for issuance pursuant to future awards under the Plan.